Exhibit 8.1

WELLS FARGO TOWER 420 20TH STREET NORTH SUITE 1400 BIRMINGHAM, ALABAMA 35203 PHONE: 205.328.0480 FAX: 205.322.8007
www.bakerdonelson.com

December 31, 2018

Medical Properties Trust, Inc.

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

Re:	Medical Properties Trust, Inc.

Qualification as a Real Estate Investment Trust

Dear Ladies and Gentlemen:

We have acted as counsel to Medical Properties Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 ASR (the “Registration Statement”) and Prospectus (the “Prospectus”) dated December 31, 2018 and filed with the Securities and Exchange Commission (the “SEC”). You have requested our opinion regarding certain United States federal income tax matters.

The Company, through MPT Operating Partnership, L.P., a Delaware limited partnership, (the “Operating Partnership”) and its subsidiary limited liability companies and partnerships, owns interests in healthcare facilities. The Operating Partnership also owns MPT Development Services, Inc., a Delaware corporation and MPT Finance Corporation, a Delaware corporation. Each of MPT Development Services, Inc. and MPT Finance Corporation have made joint elections with the Company for each to be a taxable REIT subsidiary for federal income tax purposes under Section 856(l) of the Internal Revenue Code of 1986, as amended (the “Code”).

In giving the opinions rendered below, we have examined the following documents:

1.

The Company’s Articles of Incorporation filed on August 27, 2003 with the Department of Assessments and Taxation of the State of Maryland, as amended and restated by Second Articles of Amendment and Restatement filed on March 29, 2004 and as corrected by the Certificate of Correction to the Second Articles of Amendment and Restatement filed on January 3, 2005, as further amended by Articles of Amendment to the Second Articles of Amendment and Restatement filed October 20, 2005, Articles of Amendment filed January 9, 2009, Articles of Amendment filed January 30, 2012, Articles of Amendment filed June 23, 2015 and Articles of Amendment filed August 4, 2015;

ALABAMA       FLORIDA      GEORGIA      LOUISIANA      MISSISSIPPI      TENNESSEE       TEXAS      WASHINGTON, D.C.

Medical Properties Trust, Inc.

December 31, 2018

2.	The Company’s Second Amended and Restated Bylaws;

3.	The Registration Statement;

4.	The Prospectus;

5.

The First Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated February 29, 2004 and all amendments thereto and the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated July 31, 2007 (the “Operating Partnership Agreement”), as amended; and

6.	Such other documents as we have deemed necessary or appropriate.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	except for the Company, for which no assumption is made, each partner of the Operating Partnership (a “Partner”) that is a corporation or other entity has a valid legal existence; and

3.	each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations and covenants contained in that certain certificate dated December 31, 2018 executed by R. Steven Hamner as Executive Vice President and Chief Financial Officer of the Company (the “Officer’s Certificate”). To the extent such representations and covenants speak to the intended ownership or operations of the Company, we assume that the Company will in fact be owned and operated in accordance with such stated intent.

Based on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, we are of the opinion that:

(a)

The Company is and has been qualified to be taxed as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code commencing with its initial taxable year ended December 31, 2004, and the Company’s current and proposed method of operations as described in the Registration Statement and the Prospectus and as represented to us by the Company satisfies currently, and will enable the Company to continue to satisfy in the future, the requirements for such qualification and taxation as a real estate investment trust under the Code; and

Medical Properties Trust, Inc.

December 31, 2018

(b)

The descriptions of the law and the legal conclusions contained in the Registration Statement and Prospectus under the caption “U.S. Federal Income Tax Considerations” under the subheadings “Taxation of Our Company,” “Requirements for Qualification,” “Other Tax Consequences,” “Income Taxation of the Partnerships and Their Partners” and “Taxation of Our Stockholders” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common stock of the Company.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Treasury regulations promulgated thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the securities of the Company pursuant to the Registration Statement and the Prospectus (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior express written consent.

Medical Properties Trust, Inc.

December 31, 2018

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. under the captions “United States Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are in the category of the persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.